Execution Copy

SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER

THIS SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is entered into between Universal Business Payment Solutions Acquisition Corporation, a Delaware corporation (“Parent”), and AD Computer Corporation, a Pennsylvania corporation (“ADC”) and Payroll Tax Filing Services, Inc., a Pennsylvania corporation (“PTFS” and collectively with ADC, “Sellers”), effective as of December __, 2012.

RECITALS

WHEREAS, Parent and Sellers are parties to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated July 6, 2012, by and among Parent, ADC Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent, Sellers, Carol and C. Nicholas Antich as joint tenants, C. Nicholas Antich, Carol Antich, Eric Antich, Lynn McCausland, the B N McCausland Trust and Joel E. Serfass, and C. Nicholas Antich as representative of the stockholders.

WHEREAS, in accordance with Section 10.14, the parties wish to amend the Merger Agreement as set forth herein.

NOW, THEREFORE, in consideration of the covenants and conditions set forth herein, the parties, intending to be legally bound, hereby agree as follows:

1.          Amendments.

i.

Indebtedness" without duplication, means all principal, interest, premiums or other obligations related to (a) all indebtedness for borrowed money, (b) all obligations for the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and consistent with past practice), including any earn-out, (c) all obligations evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired, (e) all obligations as lessee or lessees under leases that are required to be recorded as capital leases under GAAP, (f) all obligations, contingent or otherwise, under acceptance, letter of credit or similar facilities (other than trade accounts payable in the ordinary course of business and consistent with past practice), (g) all obligations owing pursuant to factoring agreements for accounts receivable, (h) all Indebtedness of the type referred to in the immediately preceding clauses (a) through (g) guaranteed directly or indirectly in any manner, or in effect guaranteed directly or indirectly through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (iv) otherwise to assure a creditor against loss, (i) all Indebtedness of the type referred to in the immediately preceding clauses (a) through (h) secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien on property owned (including accounts and contract rights), even though such Person has not assumed or become liable for the payment of such Indebtedness and (j) all accrued but unpaid interest (or interest equivalent) to the date of determination, any fees and expenses due and all prepayment premiums or penalties, related to any items of Indebtedness of the type referred to in the immediately preceding clauses (a) through (i). For the avoidance of doubt, any indebtedness related to or arising out of the proposed credit facility with Metro Bank to be entered into substantially concurrently with the Closing shall not be considered Indebtedness for purposes of this Agreement.

ii.          Section 5.12 of the Merger Agreement is hereby amended by deleting such section in its entirety and substituting therefor the following:

Section 5.12          Pro Forma Capitalization of Parent. Section 5.12 of the Disclosure Schedule sets forth, as of July 6, 2012, the pro forma capitalization of Parent giving effect to the Merger and the terms of all other mergers and/or acquisitions to which Parent or any of its Subsidiaries is a party (assuming all such transactions are consummated in accordance with the terms thereof and without giving effect to any redemptions after the date hereof by Parent of shares issued in its IPO). Except as set forth in Section 5.12 of the Disclosure Schedule or in the Parent SEC Documents, as of the day next succeeding the Closing Date, neither Parent nor any Subsidiary of Parent will have outstanding securities convertible into, exchangeable for or carrying the right to acquire equity securities of Parent or any Subsidiary of Parent, or subscriptions, warrants, options, rights (including pre-emptive rights), stock appreciation rights, phantom stock interests or other arrangements or commitments obligating Parent or any Subsidiary of Parent to issue or dispose of any of its respective equity securities or any other ownership interest in Parent or any of its Subsidiaries.

iii.          The following is hereby added as Section 7.3(f) to the Merger Agreement:

(f)           Pro Forma Capitalization. There shall have been no material changes to the pro forma capitalization of Parent set forth on Section 5.12 of the Disclosure Schedule that, in the aggregate, are materially adverse to the Stockholders.

iv.          Section 8.1(b) of the Merger Agreement is hereby amended by deleting such section in its entirety and substituting therefor the following:

(b)          by either Parent or Sellers, if the Closing has not occurred on or before December 31, 2012 (the “Outside Date”)); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date

v.          Section 2.8(a) of the Merger Agreement is hereby amended by deleting such section in its entirety and substituting therefor the following:

(a)           At the Closing, the Cash Merger Consideration shall be subject to adjustment based on the estimated Net Working Capital as of the close of business on the Closing Date, immediately prior to giving effect to the Closing (the "Estimated Closing Net Working Capital"), any Indebtedness of the Seller Entities that has not been paid as of the close of business on the Closing Date immediately prior to giving effect to the Closing (the "Estimated Closing Indebtedness"), the estimated amount of Transaction Expenses that have not been paid as of the close of business on the Closing Date immediately prior to giving effect to the Closing (the "Estimated Closing Transaction Expenses"), the estimated Accrued Taxes as of the close of business on the Closing Date, immediately prior to giving effect to the Closing (the "Estimated Closing Accrued Taxes"), any amounts paid by the Seller Entities, as well as amounts accrued and unpaid, in respect of costs and expenses of a nature referred to in the last sentence of Section 6.8(d) ("Estimated Reimbursable Expenses"), and the amounts of current liabilities included within such Estimated Closing Net Working Capital, Estimated Closing Indebtedness, Estimated Closing Transaction Expenses and Estimated Closing Accrued Taxes. A written statement (the "Estimated Closing Statement") setting forth the calculation of the Cash Merger Consideration, together with (i) a consolidated balance sheet of the Seller Entities as of the close of business on the Closing Date, immediately prior to giving effect to the Closing, prepared in accordance with GAAP applied on a basis consistent with the Year-End Balance Sheets, and (ii) the Sellers' calculations of (t) each Seller's Work in Process, (u) the Estimated Reimbursable Expenses, (v) the Estimated Closing Net Working Capital, (w) Estimated Closing Indebtedness, (x) the Estimated Closing Accrued Taxes, (y) the Estimated Closing Transaction Expenses and (z) the amount of Estimated Closing Accrued Taxes, Estimated Closing Transaction Expenses and Estimated Closing Indebtedness solely to the extent included as current liabilities in the calculation of Estimated Closing Net Working Capital, shall be provided by Seller to the Parent no later than the close of business of the second (2nd) Business Day preceding the Closing Date. The Estimated Closing Statement and all components thereof (other than Work in Process) shall be prepared in accordance with GAAP applied on a basis consistent with the Year-End Balance Sheets. Parent shall be entitled to review, comment on and request reasonable changes to the Estimated Closing Statement and Sellers shall provide Parent and its representatives with reasonable access following prior notice, to the books and records of the Seller Entities that relate to the Estimated Closing Statement prior to the Closing Date in connection with such review. Sellers shall consider Parent's proposed changes in good faith. If the parties are unable to reach agreement on any of the proposed changes, the Estimated Closing Statement (and the components thereof) as modified by Parent shall control solely for purposes of the payments to be made at Closing and shall not limit or otherwise affect remedies of Sellers or Stockholders under this Agreement or otherwise constitute an acknowledgement by Sellers or Stockholders of the accuracy of the estimate.

2.          Recitals, Definitions. The recitals are incorporated herein by reference. Any capitalized term not defined herein shall have the meaning ascribed to such term in the Merger Agreement.

3.          Ratification. In all respects not inconsistent herewith, the parties hereto ratify, affirm, and republish the Merger Agreement.

4.          Conflict with the Merger Agreement. Except as set forth herein, all other provisions of the Merger Agreement shall remain in full force and effect. To the extent any provision of this Amendment is inconsistent with the Merger Agreement, this Amendment will govern and control.

5.          Binding Effect. Except as otherwise provided in this Amendment to the contrary, this Amendment shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

6.          Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware.

7.          Counterparts. This Amendment may be executed in two or more counterparts for the convenience of the parties hereto, each of which shall be deemed an original and all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by facsimile or portable document format shall be effective as delivery of a manually executed counterpart to this Amendment.

IN WITNESS WHEREOF, and intending to be legally bound, the undersigned have signed this Amendment as of the date first written above.

Universal business payment solutions acquisition corporation

By:
Name:	Bipin C. Shah
Title:	Chief Executive Officer

AD Computer corporation

By:
Name:	C. Nicholas Antich
Title:	President

Payroll tax filing services, inc.

By:
Name:	C. Nicholas Antich
Title:	President